Exhibit 10.12

FOIA CONFIDENTIAL TREATMENT REQUESTED

Confidential Materials omitted and filed separate with the Securities and Exchange Commission

Triple asterisks denote omissions

LICENSE AGREEMENT

by and between

Kinex Pharmaceuticals, INC.

and

ZenRx Limited

April 25, 2013

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

FOIA CONFIDENTIAL TREATMENT REQUESTED

Confidential Materials omitted and filed separate with the Securities and Exchange Commission

Triple asterisks denote omissions

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

THIS LICENSE AGREEMENT (this “Agreement”) is made as of April 25, 2013, (“Effective Date”), by and between KINEX PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 701 Ellicott Street, Buffalo, New York 14203, USA (“Kinex”) and ZENRX LIMITED, a corporation existing under the laws of New Zealand and having its principal office at 156 Frederick Street, PO Box 1777, Dunedin 9054, New Zealand (“ZenRx”).

B A C K G R O U N D:

Kinex owns or Controls the Kinex Intellectual Property necessary for the manufacture and sale of the Oraxol and Oratecan (as such capitalized terms are hereinafter defined) including an exclusive license from Hanmi Pharmaceutical Ltd. to Kinex of the Patent Rights set forth in Schedule 1.2 to this Agreement in the Territory and elsewhere (“Hanmi License”).

ZenRx and its Affiliates have experience in the development, marketing, promotion and sale of pharmaceutical products; and ZenRx desires to obtain the exclusive right and license in the Territory to further develop and thereafter commercialize the Licensed Products for indications in the Field (as such capitalized terms are hereinafter defined); and Kinex desires to grant to ZenRx such exclusive right and license in the Territory, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Act” means the United States Food, Drug, and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.2 “Affiliate” means with respect to a Party (a) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (b) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party; (c) any corporation or business entity of which, directly or indirectly, an entity described in the immediately preceding subsection (b) controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of such corporation or entity; or (d) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, more than fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

1.3 “Agreement Term” has the meaning set forth in Section 8.1(a).

1.4 “Breaching Party” has the meaning set forth in Section 8.2(b).

1.5 “Business Day” means any calendar day, except that if an activity to be performed or an event to occur falls on a Saturday, Sunday or a day which is recognized as a national holiday in the place of performance of an applicable activity or occurrence of an applicable event, then the activity may be performed or the event may occur on the next day that is not a Saturday, Sunday or nationally recognized holiday.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.6 “Calendar Quarter” means for each Calendar Year, each of the three (3) month periods ending on March 31, June 30, September 30 and December 31; provided, however, (i) that the first Calendar Quarter of any period specified under this Agreement shall extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (ii) the last Calendar Quarter shall end upon the expiration or termination of this Agreement.

1.7 “Calendar Year” means, for the year of execution of this Agreement, the period commencing on the Effective Date and ending on December 31, 2013, and for each year thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.8 “CFR” means the United States Code of Federal Regulations.

1.9 “cGMP” means current good manufacturing practices.

1.10 “Claims” has the meaning set forth in Section 9.2.

1.11 “Clinical Study(ies)” means any clinical study of a Licensed Product conducted on humans.

1.12 “Commercialize” or “Commercialization” means promotion, marketing, sale, supply, manufacture, import, export and distribution of Licensed Products, including any educational or pre-launch activities.

1.13 “Commercially Reasonable Efforts” means exerting such efforts and employing such resources as would normally be exerted or employed by a Party for its other drug candidates and pharmaceutical products of a comparable stage of development and commercial potential; and for this Agreement, with respect to Regulatory Approval and First Commercial Sale of Licensed Product, means (i) Completion by ZenRx of one or more Clinical Study(ies) in New Zealand with a minimum of eighty

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(80) patients (and projected to be up to one hundred twenty (120) patients for Clinical Studies for both Oraxol and Oratecan) within four (4) years after the approval of the study plan approved by the Steering Committee (Clause 3.2), (ii) filing of an application for Regulatory Approval in New Zealand within four (4) years after the approval of the study plan approved by the Steering Committee (Clause 3.2), and filing of an application for Regulatory Approval in Australia within 12 months of receiving the US or EU application dossier, (iii) achieving First Commercial Sale of Licensed Product in each country in the Territory within 120 days of PBS listed in Australia unless ZenRx has reasonable grounds to believe that by doing so, the rights of third party might be breached. In such a case, payments as indicated in 4.1 e would be postponed till the issue is resolved; provided, however, Kinex shall grant a six month extension on the foregoing timelines at the reasonable request of ZenRx.

1.14 “Completion” means, with respect to any Clinical Study, the completion of treatment for the necessary number of patients required by the applicable protocol and completion of the statistical analysis of the study data.

1.15 “Compound(s)” means the pump inhibiting compound known as HM30181A (a P-Glycoprotein inhibitor) as diagrammed on Schedule 1.1 attached hereto, and any pharmaceutically acceptable salts, hydrates, solvates, amides, prodrugs, metabolites, and esters of the foregoing, or mixtures or combinations of such compound.

1.16 “Control” means possession of the ability to grant the rights and licenses as provided for herein without violating the terms of any agreement or arrangement with any Third Party.

1.17 “Copyright” means the right granted to an author or creator of an original work fixed in any tangible medium of expression, including without limitation, books, literary works, computer programs, and pictorial, graphic, dramatic and sculptured works, as well as derivative works and translations.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.18 “Data” means any and all research data, pharmacology data, preclinical data, clinical data, chemistry, manufacturing and control (“CMC”) data, cGMP data, and/or all other similar documentation necessary or useful for the Development or Commercialization of the Licensed Products.

1.19 “Develop” or “Development” means those activities undertaken with respect to the Compound or Licensed Products which are devoted to the progression of a potential pharmaceutical product in Clinical Studies and any other activities directed toward quality issues, publication, Regulatory Approval, formulation, production or CMC of the Compound or Licensed Products, including any other pre-launch activities.

1.20 “Disputed Claim” has the meaning set forth in Section 9.4(b).

1.21 “Dollar” or “$” means the lawful currency of the United States.

1.22 “Drug Approval Application” means an application for Regulatory Approval of a Licensed Product as a pharmaceutical product in a regulatory jurisdiction.

1.23 “Effective Date” has the meaning set forth in the Preamble hereof.

1.24 “Field” means oral dosage pharmaceutical preparations for use in the treatment of oncologic indications.

1.25 “First Commercial Sale” means, with respect to any Licensed Product, the first sale to a Third Party for end use or consumption of such Licensed Product in a country in the Territory by ZenRx, its Affiliates or sublicensees (within 120 days after approval) or, where Regulatory Approval is not required, then the first sale for end use or consumption of a Licensed Product to a Third Party in that country in the Territory in connection with the nationwide introduction of such Licensed Product in that country in the Territory by ZenRx, its Affiliates or sublicensees.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.26 “Free Sell Certificate” means a document issued by the Regulatory Authority of an exporting country certifying that Licensed Product imported by any another country is Licensed Product normally and freely sold in the exporting country’s open markets and approved for export. In Australia and New Zealand, the relevant document is called Certificate of Pharmaceutical Product.

1.27 “Generic Competition” shall be deemed to exist for a specific Licensed Product in a particular country as of any date if, during the two (2) immediately preceding Calendar Years, (a) Generic Products have a market share in the applicable country of at least thirty percent (30%) of the then combined unit volume of the applicable Licensed Product and Generic Products, or (b) at least one Generic Product is commercially introduced in such country and the Net Sales by ZenRx of the applicable Licensed Product in the applicable country decrease by at least thirty percent (30%) with each of (a) and (b) measured as an average taken over such two (2) Calendar Years and compared to the Calendar Year immediately preceding the beginning of such two (2) Calendar Year period.

1.28 “Generic Product” means any pharmaceutical product that is (i) sold by a Third Party that is not a licensee or sublicensee of ZenRx or its Affiliates or sublicensees, under a marketing authorization granted by a Regulatory Authority to such Third Party, (ii) contains the Compound as an active pharmaceutical ingredient, and (iii) is approved in reliance on the prior approval of a Licensed Product as determined by the applicable Regulatory Authority in the applicable country.

1.29 “Hanmi” means Hanmi Pharmaceutical Ltd., a South Korean corporation, and the owner of the Patent Rights set forth in Schedule 1.2.

1.30 “IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standard Board, consistently applied.

1.31 “Improvements” means all inventions and Know-How, patentable or otherwise, made, created, developed, conceived or reduced to practice by or on behalf of a Party and/or any of its Affiliates

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

pursuant to activities relating to or contemplated by this Agreement during the Agreement Term, that are necessary or useful for the Development or Commercialization of the Compound or Licensed Product for use in the Field including developments in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, indication, methods of use or packaging and/or sale of the Compound or Licensed Product.

1.32 “IND” means an Investigational New Drug application, this carries the same meaning in each of the countries in the Territory similar to what is described in the United States in 21 C.F.R. Section 312.23, obtained for purposes of conducting Clinical Studies in accordance with the requirements of the Act and the regulations promulgated thereunder, including all supplements and amendments thereto relating to the use of the Compound or Licensed Product in the Field.

1.33 “Insurance” has the meaning set forth in Section 9.6(a).

1.34 “Intellectual Property” means Patent Rights, Know-How, Copyrights and Trademarks collectively, that are necessary or useful for the Development or Commercialization of the Compound or Licensee Products, including any Improvements thereto.

1.35 “Kinex Indemnified Parties” has the meaning set forth in Section 9.1.

1.36 “Kinex Intellectual Property” means the Kinex Patent Rights, Kinex Know-How and other Intellectual Property owned or Controlled by Kinex or any of its Affiliates.

1.37 “Kinex Know-How” means all Know-How that are owned or Controlled by Kinex or any of its Affiliates.

1.38 “Kinex Patent Rights” means all Patent Rights that are owned or Controlled by Kinex, Hanmi or any of its Affiliates and as provided in Section 6.1, including the Patent Rights owned by Hanmi and listed in Schedule 1.2.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.39 “Know-How” means all proprietary information and technology, including trade secret information, developments, discoveries, methods, techniques, formulations, Data, and other information, whether or not patentable, that are necessary or useful for the Development or Commercialization of the Compound or Licensed Product, or any Improvement thereto, in the Field.

1.40 “Law(s)” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any governmental authority.

1.41 “Licensed Product(s)” means Oratecan and Oraxol for use in the Territory.

1.42 “Losses” means any and all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties (including penalties imposed by any governmental authority), costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) awarded or otherwise paid or payable to Third Parties.

1.43 “NDA” means a new drug application in any of the countries in the Territory similar to the new drug application submitted to obtain approval for the marketing of a Licensed Product in the United States, together with all subsequent submissions, supplements and amendments thereto.

1.44 “Net Sales” means the gross sales amount of Licensed Products invoiced to Third Parties by ZenRx, its Affiliates and sublicensees, less the following deductions (to the extent included in such gross sales amount):

(a) quantity and/or cash discounts therefor;

(b) customs, duties, sales and similar taxes;

(c) amounts allowed or credited by reason of rejections, return of goods (including as a result of recalls, market withdrawals and other corrective actions), and retroactive price reductions or allowances specifically identifiable as relating to a Licensed Product including allowances and credits related to inventory management or similar agreements with wholesalers;

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(d) amounts incurred resulting from government (or any agency thereof) mandated rebate programs in the Territory;

(e) Third Party rebates, patient discount programs, administrative fees and chargebacks or similar price concessions related to the sale of a Licensed Product;

(f) bad debt actually included on ZenRx’s financial statements, provided that ZenRx has made Commercially Reasonable Efforts to collect on such debts;

(g) the expenses for insurance, freight, packing, shipping and transportation;

(h) commissions paid to agents or distributors to secure tender offers or other purchases by local authorities; and

(i) as agreed by the Parties, such agreement not to be unreasonably withheld, any other specifically identifiable amounts included in a Licensed Product’s gross sales amount that were or ultimately will be credited and that are similar to those listed above, all in accordance with IFRS.

All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to the Licensed Product, and, to the extent applicable, other products or services of ZenRx or its Affiliates or its sublicensees such that the Licensed Products do not bear a disproportionate portion of such deductions. For the avoidance of doubt, Net Sales shall not include sales by ZenRx to its Affiliates or sublicensees for resale; provided that, if ZenRx sells a Licensed Product to an Affiliate or sublicensee for resale, then the Net Sales calculation shall base on the higher of (i) the amount invoiced ZenRx to such Affiliate or sublicensee or (ii) the amount invoiced by such Affiliate or sublicensee to the Third Parties on the resale of such Licensed Product. For purposes of this Agreement, “sale” shall not include

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

transfers or other distributions or dispositions of a Licensed Product, at no charge, for regulatory purposes, clinical trials, samples, free products or in connection with patient assistance programs or other charitable purposes or to physicians or hospitals for promotional purposes. A Licensed Product shall be considered “sold” only when billed or invoiced.

1.45 “Ongoing Clinical Study(ies)” means Clinical Studies with enrolled patients that are in the process of being conducted. For the avoidance of doubt, this does not include Clinical Studies where no patient dosing has occurred.

1.46 “Oratecan” means any oral dosage, chemotherapy drug that contain the Compound and Irinotecan as active pharmaceutical ingredients.

1.47 “Oraxol” means any oral dosage, chemotherapy drug that contain the Compound and Paclitaxel as active pharmaceutical ingredients

1.48 “Party” means Kinex or ZenRx, as the context may require.

1.49 “Parties’ Patent Rights” has the meaning set forth in Section 6.3(a).

1.50 “Patent Rights” means any patents, patent applications, certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof that claim or cover any of the Compound, Licensed Product or any Improvement, including methods of development, manufacture, formulation, preparation, presentation, means of delivery or administration, dosage, packaging, sale or use thereof.

1.51 “PBS” means Pharmaceutical Benefit Scheme of Australia.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.52 “Phase I Clinical Study(ies)” means a Clinical Study that is intended to initially evaluate the safety or pharmacological effect of a Licensed Product in the Field in subjects or that would otherwise satisfy requirements of 21 CFR 312.2(a), or its foreign equivalent.

1.53 “Phase II Clinical Study(ies)” means a Clinical Study that is intended to initially evaluate the effectiveness of a Licensed Product in the Field in subjects or that would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.

1.54 “Phase III Clinical Study(ies)” means a pivotal Clinical Study, the results of which could be used to establish safety and efficacy of a Licensed Product in the Field as a basis for Regulatory Approval or that would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

1.55 “Prime Rate” means the rate announced from time to time by HSBC Bank, N.A. as its “prime rate” in New York, New York USA which is the base rate upon which other rates charged at such bank are based, and is the best rate available to premium customers at such bank.

1.56 “Product Label(ing)” shall have the same meaning as defined in the Act and as interpreted by the Regulatory Authority in each country in the Territory.

1.57 “Proprietary Information” means any and all scientific, clinical, technological, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is provided by that Party to the other Party in connection with this Agreement, and shall include Kinex Know-How and ZenRx Know-How, as applicable, and the Data.

1.58 “Regulatory Approval” means approval by the relevant Regulatory Authority of an NDA or other Drug Approval Application, health registration, common technical document, regulatory submission, notice of compliance and any other license or permit required to be approved for the supply, manufacture, use, storage, distribution, import, export, transport, promotion, marketing and sale of a Licensed Product in a country, region or other regulatory jurisdiction.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.59 “Regulatory Authority” means any governmental authority in a country, region or other regulatory jurisdiction that regulates the supply, manufacture, use, storage, distribution, import, export, transport, promotion, marketing and sale of a Licensed Product.

1.60 “SEC” means the United States Securities and Exchange Commission and any successor agency having substantially the same functions.

1.61 “Substantial Level Generic Competition” shall be deemed to exist for a Licensed Product in a particular country as of any date if, during the two (2) immediately preceding Calendar Years, (a) Generic Products have a market share in the applicable country of at least sixty percent (60%) of the then combined unit volume of the applicable Licensed Product and Generic Products, or (b) at least one Generic Product is commercially introduced in such country and Net Sales of the applicable Licensed Product by ZenRx in the applicable country decrease by at least sixty percent (60%) with each of (a) and (b) measured as an average taken over such two (2) Calendar Years and compared to the Calendar Year immediately preceding the beginning of such two (2) Calendar Year period.

1.62 “Territory” means the following designated countries only: Australia and New Zealand. All other countries are expressly excluded and retained by Kinex.

1.63 “Third Party(ies)” means a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.64 “Trademark” means the trademark(s) for which either Party or any licensor to either Party has sought registration and all related service marks, domain names and other trademark related rights that are necessary or useful for the Development or Commercialization of the Licensed Products in the Field.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.65 “Valid Claim” means any claim in an active patent application or issued in an unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction following exhaustion of all possible appeal processes, and which has not been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer and has not been terminated for failure to pay maintenance fees.

1.66 “ZenRx Indemnified Parties” has the meaning set forth in Section 9.1.

1.67 “ZenRx Know-How” means all Know-How that are owned or Controlled by ZenRx as of the Effective Date and during the Agreement Term.

1.68 “ZenRx Patent Rights” means all Patent Rights that are owned or Controlled by ZenRx as of the Effective Date and during the Agreement Term, including as provided in Section 6.1.

ARTICLE 2

GRANT OF RIGHTS

2.1 Grants by Kinex. Subject to the terms and conditions of this Agreement, Kinex hereby grants to ZenRx an exclusive right and license throughout the Territory (and with the right to grant sublicenses, with the prior written consent of Kinex) in and to the Kinex Intellectual Property, to develop, label, package, import, export, promote, distribute, make, use, sell, offer for sale, register, commercialize and otherwise exploit the Licensed Product(s) in the Field during the Term and a non-exclusive right to manufacture the Compound but solely for use in the Licensed Products. Any Affiliates of ZenRx exercising any rights of ZenRx under this Agreement shall be located within the Territory; provided, however, that ZenRx may use Affiliates or Third Parties located outside the Territory to assist in the development of Licensed Products with the prior written consent of Kinex. With respect to sales to Third Party distributors or other parties purchasing Licensed Product for resale, ZenRx shall use Commercially Reasonable Efforts to restrict such resales to within the Territory, including termination of sales to such parties if required by Kinex. Agreements with distributors and other parties purchasing Licensed Product solely for resale shall not require the prior written consent of Kinex.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

If ZenRx does not manufacture the Compound or Licensed Product(s) in the Territory, it shall only manufacture the Compound or Licensed Product(s) through manufacturers approved by Kinex; provided, however, that Kinex shall, upon request from ZenRx, provide ZenRx with information about, access to, and assist with agreements with, any manufacturers used by Kinex to manufacture Licensed Product and any such manufacturer shall be deemed approved by Kinex for use by ZenRx. If Kinex manufactures the Licensed Product internally, it shall, upon request from ZenRx, manufacture Licensed Product for ZenRx and provide at cost, with prices to be comparable to the cost of manufacture by third party manufacturers.

2.2 Retained Rights; No Implied Licenses. All rights not specifically granted to ZenRx under this Agreement are reserved and retained by Kinex. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to ZenRx, to or in respect of any product, patent, trademark, Proprietary Information, trade secret or other data or any other Intellectual Property of the other Party, except as set forth under this Agreement (including, but not limited to, the Mimetica and Opal discovery platforms or any compound or molecule in the Kinex libraries other than the Compound). Kinex expressly reserves and retains the right to develop or manufacture Licensed Products within the Territory for sale outside the Territory.

ARTICLE 3

INFORMATION TRANSFER; DEVELOPMENT AND

COMMERCIALIZATION; REGULATORY MATTERS

3.1 Information and Transfer of Kinex Intellectual Property. As soon as practicable, but in no event later than forty-five (45) days after the Effective Date, Kinex shall disclose and deliver to ZenRx

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

electronic copies (or, upon ZenRx ‘s request, copy of the originals) in the English language of all Data for continued Development and Commercialization in the Territory. In addition to the foregoing, Kinex shall provide ZenRx with such assistance as ZenRx may reasonably request (at ZenRx’s cost and expenses) in connection with the foregoing disclosures, including making available at their place of employment (or such other location as the Parties may mutually agree upon) the assistance of such persons that were involved with the Kinex Intellectual Property.

3.2 Development and Commercialization.

(a) General. ZenRx shall be responsible for and shall itself, or through its Affiliates or sublicensees, conduct Development and Commercialization in the Territory in the Field during the Agreement Term as described by this Agreement. Within 90 days after receiving the US IND approval and after meeting with New Zealand MEDSAFE, ZenRx shall prepare a draft plan (in English) for Development and Commercialization in each of the countries within the Territory and send such draft plan to the Development and Commercialization Steering Committee (as defined in Section 3.4) which will provide advice on and input into the plan for Development and Commercialization during the Agreement Term. If ZenRx fails to prepare the draft plan within 90 days after receiving the US IND approval and after meeting with New Zealand MEDSAFE Oraxol, all rights and licenses under this Agreement shall immediately terminate, provided, however, Kinex shall grant a six month extension on any of the foregoing timelines at the reasonable request of ZenRx prior to any termination of this Agreement. If New Zealand MEDSAFE does not accept provisional registration of the products based mainly on the bioequivalence data, both parties shall meet and negotiate in good faith the best way to develop and commercialize the products in the territory. If New Zealand MEDSAFE will consider accepting the bioequivalence data, the timeline of development will then be determined by the Joint Steering Committee.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(b) Summary Reports. Upon Kinex’s sixty (60) day prior written request, made within thirty (30) days of the end of the first Calendar Year following the Effective Date and each year thereafter during the Agreement Term, ZenRx shall provide Kinex with a written summary of Development and Commercialization undertaken on a country by country basis during the then current Calendar Year consistent with written reports issued by ZenRx in the ordinary course of its business.

(c) Clinical Studies. ZenRx will be responsible for, and conduct and administer at its sole cost and expense, all the local studies required for Regulatory Approval in each of countries within the Territory. Specifically, ZenRx will:

(i) Conduct all Clinical Studies in New Zealand for both Oraxol and Oratecan in support of the clinical strategy for cancer indications as identified in the Development Plan approved by the Development and Commercialization Steering Committee; and

(ii) Participate in the global Phase III Studies for Oraxol and Oratecan in such a manner in conjunction with Kinex that will support the approval of Licensed Products in each of the countries within the Territory.

Any failure to comply with the foregoing will be considered a breach of this Agreement.

(d) Referencing Data. The Data and results of any Clinical Studies or other studies conducted by a Party or its ex-Territory partners shall be made available to the other Party for referencing at no cost to the requesting Party for regulatory filing purposes, and each party hereby grants to the other Party a right of reference to use such Data for the Development and Commercialization of the Compound and Licensed Products, provided, however, that with respect to the right granted to ZenRx, such right shall be limited to the Development and Commercialization of the Licensed Products in the Field in the Territory. Each party shall make such Data and result of any Clinical Studies available to the other party in the English language within forty-five (45) days of first receipt of such Data or results of any Clinical Studies.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(e) Payment of Development and Commercialization Costs. ZenRx shall be responsible for all costs associated with Development and Commercialization of Licensed Products in the Territory. Notwithstanding the generality of the foregoing, (i) ZenRx shall reimburse Kinex for the direct costs incurred by Kinex in carrying out any Development within the Territory that was authorized or approved in writing in advance by ZenRx and (ii) Kinex shall be responsible for all costs associated with the issuance of a Free Sell Certificate by the Regulatory Authority of New Zealand after Regulatory Approval.

(f) Records. Under this Agreement, ZenRx shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and in accordance with good industry practice, which shall be complete and accurate in all material respects and shall fully and properly reflect all work done and results achieved, including all Know-How and including individual case report forms, in the form required by applicable Laws.

(g) Promotional Materials and Activities. ZenRx shall create and develop the advertising and promotional materials for the Licensed Products in the Territory with the written approval of Kinex (which shall not be unreasonably withheld) with respect to all such materials. As holder of the Regulatory Approvals in the Territory, ZenRx shall be responsible for all submissions and interactions with the Regulatory Authorities regarding approval of all Licensed Product-related promotional materials that require Regulatory Approval.

(h) Ownership of Copyrights and Trademarks. Kinex retains all rights to establish a global brand for each Licensed Product and it or its Third Party designee shall own all Copyrights and Trademarks for the Licensed Product in the Territory. ZenRx shall cooperate with and assist Kinex’s global branding strategy. Kinex at its sole cost shall execute all documents and take all actions as are reasonably requested by ZenRx with respect to such filings and registrations, branding and artwork.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(i) Sales of Licensed Products. All sales of Licensed Products shall be made, recorded, invoiced and collected by ZenRx. All terms regarding Licensed Product sales, including terms respecting credit, pricing, cash discounts, rebates, chargebacks, bad debt write-offs, and other fees and charges, and returns and allowances shall be set solely by ZenRx.

(j) Compliance with Laws. ZenRx shall in all respects comply with all applicable laws and applicable guidelines concerning the advertising, sales and marketing of prescription drug products in Commercializing Licensed Products in the Territory under this Agreement, including without limitation, the US Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and any applicable local anti-bribery laws. ZenRx represents and warrants to Kinex that, (a) as of the Effective Date, ZenRx and its Affiliates have a system of internal accounting controls in place that are sufficient to provide reasonable assurances of compliance as required by the FCPA, and (b) ZenRx shall obligate any sublicensees that it or its Affiliates may engage with respect to Licensed Products to do the same; to bring any non-compliance therewith (should it ever occur) by any of the foregoing entities to Kinex’s attention; and to promptly remedy any such non-compliance. ZenRx and its Affiliates shall maintain such procedures throughout the Agreement Term and shall promptly notify Kinex in writing with respect to any material non-compliance (other than non-compliance of the FCPA which shall be without regard to materiality) regarding Commercialization of Licensed Products.

(k) Supply of Licensed Product. Kinex shall provide to ZenRx free of charge, in accordance with regulatory requirements and as requested by ZenRx, the requirements for Licensed Products for Clinical Studies (of up to 120 patients) in the Territory.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

3.3 Regulatory Matters.

(a) ZenRx Responsibility.

From and after the Effective Date:

(i) ZenRx shall have sole authority and responsibility for the timely preparation, filing and prosecution of all filings, submissions, authorizations or approvals with Regulatory Authorities, and shall own and control all such filings, submissions, authorizations and approvals, including any IND, NDA or other Drug Approval Application in the Territory. ZenRx shall provide copies of all such filings, submissions, authorizations and approvals upon reasonable request from Kinex, at ZenRx’s sole cost and expense.

(ii) For New Zealand, ZenRx shall be leading the effort, and for Australia, ZenRx will be responsible for organizing the primary contact, in working with each Regulatory Authority in the Territory and shall be solely responsible for organizing for all communications with each Regulatory Authority that relate to any IND, NDA, or other Drug Approval Application in the Territory, provided, however, that upon the reasonable request of ZenRx, Kinex shall provide appropriate personnel to participate in discussions with a Regulatory Authority regarding the regulatory review process and shall assist and consult with ZenRx in applying for Regulatory Approval at ZenRx’s cost and expense.

(iii) From and after receipt of each Regulatory Approval, ZenRx shall have exclusive authority and responsibility to submit all reports or amendments necessary to maintain Regulatory Approvals and to seek revisions of the conditions of each such Regulatory Approval in the Territory and shall keep Kinex promptly informed of any such actions. ZenRx shall have sole authority and responsibility to seek and/or obtain any necessary approvals of any Product Label, or prescribing information, package inserts, monographs and packaging used in connection with a Licensed Product, as well as promotional material used in connection with a Licensed Product, and for determining whether the same requires Regulatory Approval in the Territory.

(iv) With respect to each Licensed Product, ZenRx shall fully cooperate with and assist Kinex in obtaining a Free Sell Certificate (Certificate of Pharmaceutical Product) from the appropriate Regulatory Authority in the Territory, after Regulatory Approval for use by Kinex in countries outside the Territory including the execution of any and all documents and certificates that may be required from ZenRx to permit the issuance of such Free Sell Certificate.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(b) Regulatory Cooperation. Each Party is responsible concerning adverse drug reactions, safety information and compliance with regulatory requirements. ZenRx is responsible for providing any such data to Kinex that is required by the United States Regulatory Authority. The Parties hereby agree that they will each make Commercially Reasonable Efforts in coordinating their respective regulatory, Development and Commercialization efforts.

(c) Pharmocovigilance. During the Agreement Term, each of the Parties will notify appropriate Regulatory Authorities in accordance with applicable law, and the other Party, promptly after receipt of information with respect to any serious adverse event (as defined by the ICH Harmonized Tripartite Guideline on Clinical Safety Data Management), directly or indirectly attributable to the use or application of the Compound or any Licensed Product.

(d) Product Recalls. If any Regulatory Authority having jurisdiction in the Territory requires or reasonably requests to recall a Licensed Product due to a defect in the manufacture, processing, packaging or labeling of such Licensed Product or for any other reason whatsoever, ZenRx shall immediately notify Kinex. ZenRx shall have the sole right and responsibility, at its expense, to initiate all recall procedures required or requested by any such Regulatory Agency. ZenRx shall be responsible, at its expense unless the reason for the recall is the fault of the manufacturer on behalf of Kinex, for carrying out any such recall as expeditiously as possible and in such a way as to cause the least disruption to the sales of the Licensed Product and to preserve the goodwill and reputation attached to the Licensed Product and to the names of ZenRx and Kinex. ZenRx agrees to maintain the appropriate record and procedures to permit the recall of the Licensed Product.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

3.4 Appointment and Administration of Development and Commercialization Steering Committee for the Territory.

(a) As soon as practicable after the execution of this Agreement and in no event later than thirty (30) days after the Effective Date, the Parties will establish a four (4) person steering committee to oversee and review the Development and Commercialization of the Products in the Territory, which will include two (2) representatives of each of ZenRx and Kinex (the Development and Commercialization Steering Committee) and will be chaired by one of the representatives of ZenRx. All actions, decisions and approvals of the Development and Commercialization Steering Committee shall be unanimous. One member appointed by each Party will be a senior officer of such Party who is either (i) responsible for product development or (ii) has substantial experience in product development for similar products who is acceptable to the other Party. Each Party, at its sole discretion, may at any time during the Term of this Agreement replace a member it has the right to designate upon prior written notice to the other Party. Each Party will use reasonable efforts to cause its respective representatives to attend all meetings of the Development and Commercialization Steering Committee. Each Party will bear the travel and out-of-pocket expenses incurred by its members or representatives in connection with the Development and Commercialization Steering Committee’s meetings.

(b) The Development and Commercialization Steering Committee will meet at least once every Calendar Quarter, or more or less frequently as the Parties mutually deem appropriate, on dates and at times and places as agreed by the Parties. The Development and Commercialization Steering Committee may also convene or be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed by the Parties to be necessary or appropriate.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(c) If there is a disagreement within the Development and Commercialization Steering Committee, the members of the Development and Commercialization Steering Committee shall promptly present the disagreement to the executive of each of ZenRx and Kinex who has the principal responsibility for his respective company’s work under this Agreement. Once informed, such executives shall meet to discuss each party’s view and to explain the basis for such disagreement. If such executives are unable to resolve such dispute within thirty (30) days of such meeting, (i) such dispute shall be submitted to a panel of three independent experts agreed upon by ZenRx and Kinex if it is a clinical dispute, or (ii) such dispute shall be submitted to arbitration if it involves the interpretation or enforcement of this Agreement, or (iii)ZenRx’s decision shall be final and binding in all other issues not clinical disputes or disputes involving the interpretation or enforcement of this Agreement that are applicable only within the Territory, or (iv) Kinex’s decision shall be final and binding in all other issues not clinical disputes or disputes involving the interpretation or enforcement of this Agreement that are applicable both within and outside the Territory. Any arbitration shall be conducted in English in Los Angeles, California USA in accordance with commercial arbitration rules of the American Arbitration Association.

(d) The Development Steering and Commercialization Committee, after taking into consideration of the suggestions from New Zealand MEDSAFE and the regulatory authority of Australia, the TGA, will have final decision making authority in the Territory concerning (i) approval and amendment, from time to time, of the plan for Development and Commercialization, (ii) the protocols for Clinical Studies of Licensed Products (including patient selection), (iii) the formulation used in respect of Licensed Product, and (iv) contracts relating to the manufacture of the Compound or Licensed Product(s).

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 4

PAYMENTS AND STATEMENTS

4.1 Milestone Fees and Incentives. In further consideration of the rights granted by Kinex hereunder, ZenRx shall pay Kinex the following milestone fees, contingent upon occurrence of the specified event, with each milestone fee to be paid no more than once with respect to the achievement of such milestone event (but payable the first time such milestone event is achieved):

(a)	Later of the Effective Date or delivery of the Hanmi Deed as provided for in Section 3.1	US$50,000

(b)	Ninety (90) days after enrollment of first patient in Phase III Clinical Study in the United States by Hanmi or Kinex if there is continuing enrollment as of such date	US$***

(c)	Filing of Drug Approval Application with Australia Regulatory Authority	US$***

(d)	Filing of Drug Approval Application with New Zealand Regulatory Authority	US$***

(e)	Within 120 days after receiving the Regulatory Approval of Oraxol and listing on Pharmaceutical Benefits Scheme in Australia	US$***

(f)	Regulatory Approval of Oratecan and listing on Pharmaceutical Benefits Scheme in Australia	US$***

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(g)	If Net Sales of Oraxol in Australia during the two (2) years immediately following the date of commencement of commercial sales in Australia after Regulatory Approval and listing on the Pharmaceutical Benefits Scheme exceed US $40,000,000;	US$***

(h)	If Net Sales of Oraxol in Australia during the two (2) years immediately following the date of commencement of commercial sales in Australia after Regulatory Approval and listing on the Pharmaceutical Benefits Scheme exceed US$60,000,000 (payments under both subsections h and i may be required and are not alternative payments).	US$***

Each milestone fee shall be deemed earned as of the achievement of the related milestone event and, except for (a) and (b), shall be paid by ZenRx within sixty (60) days after the achievement of each milestone event. Upon Regulatory Approval of either Oraxol or Oratecan in Australia and listing on the Pharmaceutical Benefits Scheme, ZenRx will be deemed to have achieved all earlier milestones with respect to the applicable Licensed Product, and any payment for earlier milestones applicable to such Licensed Product shall be due and payable to the extent they have not already been paid.

To provide incentive to ZenRx to achieve the milestone events set forth above, Kinex shall pay the following incentives (“Milestone Incentives”) to ZenRx if Licensed Product is approved by the Regulatory Authority of New Zealand(including provisional approval) prior to Regulatory Approval in the United States or South Korea and on or before the dates set forth below:

(a) On or before the end of the 30th month after the date of acceptance of the IND for Oraxol by United States Regulatory Authority, at ZenRx’s option, either (i) US $*** in cash or (ii) US $*** in cash plus US$*** of Series A Preferred Stock of Kinex (or the latest series of Kinex Stock or if publicly traded, Common Stock and all shares will be priced to the closing price of the last day of the trading); or

(b) After the end of the 30th month and on or before the end of the 35th month after the date of acceptance of the IND for Oraxol by the United States Regulatory Authority, at ZenRx’s option, either (i) US$*** in cash or (ii) US$*** in cash plus US $*** of Series A Preferred Stock of Kinex (or the latest series of Kinex Stock or if publicly traded, Common Stock and all shares will be priced to the closing price of the last day of the trading).

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

As further incentive to ZenRx, Kinex shall pay the following incentive (“Free Sell Incentive”) to ZenRx if a Free Sell Certificate is issued by the Regulatory Authority of New Zealand (Certificate of Pharmaceutical Product) for use by Kinex prior to Regulatory Approval in the United States or South Korea and on or before eighteen (18) months after Regulatory Approval in New Zealand:

(a) On or before the end of the 12th month after Regulatory Approval in New Zealand, US$*** in cash, or

(b) After the end of the 12th month and on or before the end of the 18th month after Regulatory Approval in New Zealand, US$*** in cash (subsections a and b are alternative payments and not cumulative payments).

Each of the Milestone Incentives and Free Sell Incentives shall be deemed earned as of the achievement of the related milestone event and, all cash shall be paid by Kinex within ninety (90) days after the achievement of each milestone event. With respect to the shares to be issued, if no shares of Kinex Series A Preferred Stock are then currently outstanding, any cash, publicly tradable securities or class of securities to which the Series A Preferred Stock have been exchanged or converted shall be issued to ZenRx (“Kinex Stock”). The actual number of shares of Kinex Stock to be issued or paid to ZenRx (“Equity Payment”) shall be calculated by dividing the “valuation” of the Kinex Stock to be

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

received by ZenRx as set forth above by the last price paid for shares of Kinex Stock immediately prior to the milestone event that results in the issuance of the Kinex Stock to ZenRx. Kinex shall be entitled to withhold from the cash portion of the Milestone Incentives or Free Sell Incentive all amounts necessary to make all US withholding payments required with respect to the Milestone Incentives or Free Sell Incentive.

ZenRx and Kinex agree to comply with all US securities laws in connection with the issuance of the Equity Payment. ZenRx understands that any securities included in the Equity Payment may be restricted securities under US securities laws and regulations unless registered under US securities law, and it may be required to retain ownership of such securities until such securities have been registered with the SEC or an exemption from such registration is available. ZenRx is familiar with Regulation S and Rule 144 promulgated under the US Securities Act of 1933, as amended, and conditions on resale imposed thereby. ZenRx agrees to comply with all US securities laws in connection with the resale of any securities received as part of the Equity Payment, and Kinex will cooperate and assist ZenRx in connection with any such resale.

Kinex’s obligation to pay the Equity Payment and issue the Kinex Stock shall be contingent upon ZenRx (1) executing such agreements, documents, forms, representations and restrictive covenants as may be required by (i) the Kinex governing documents, (ii) the SEC or comparable national securities agency, and (iii) the applicable taxing authorities (“Equity Documentation”). ZenRx shall have 12 months from the date of the applicable milestone event to complete the Equity Documentation. If ZenRx fails to complete the Equity Documentation within 12 months from the date of the applicable milestone event, Kinex’s obligation to make the applicable Equity Payment shall expire and Kinex shall have no further obligation to make such Equity Payment to ZenRx. Upon timely completion of the Equity Documentation, the Kinex Stock shall be issued to ZenRx within 30 days thereafter.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

4.2 Royalties.

(a) During each Calendar Quarter that royalties are due and payable to Kinex, ZenRx shall, pursuant to Section 4.3(a), pay to Kinex a royalty on annual (Calendar Year) aggregate Net Sales of Licensed Product by ZenRx and its Affiliates and sublicensees based upon the following tiered royalty rates (annual Net Sales is the aggregated total of all Net Sales in the Territory) (“Royalties”) as follows:

(i)	For the first AU$20M of Calendar Year Net Sales	***%

(ii)	For Calendar Year Net Sales of greater than AU$20M but equal to or less than AU$40M	***%

(iii)	For Calendar Year Net Sales greater than AU$40M	***%

(b) The royalty rate set forth above shall be reduced by forty percent (40%) for a Licensed Product sold in any country in the Territory in which Generic Competition exists for such Licensed Product; provided, however, that if Substantial Level Generic Competition exists for such Licensed Product in a country, no further Royalties shall be payable by ZenRx to Kinex with respect to such Licensed Product in the subject country. Market share for the purposes of determining Generic Competition or Substantial Level Generic Competition shall be established based on information provided by IMS Healthcare Incorporated or other recognized provider of market information to the healthcare industry acceptable to both ZenRx and Kinex. ZenRx shall pay of the cost of any such determination of market share.

(c) If ZenRx does not manufacture the Licensed Product in the Territory and the cost for such Licensed Product as invoiced to ZenRx by the manufacturer (excluding shipping costs, taxes and insurance) exceeds 15% of the formulary price for the Licensed Product as published by the Pharmaceutical Benefits Scheme of Australia or exceeds 10% of the formulary price for the Licensed Product as published by the New Zealand Medicines Formulary, the parties agree to meet and negotiate, in good faith, a reduction in the royalties payable to Kinex under this Section 4.2 of this Agreement.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

4.3 Royalty Reports and Payments.

(a) Royalty Payments. Within sixty (60) days following the end of each Calendar Quarter that Royalties are payable by ZenRx to Kinex, ZenRx shall submit to Kinex a written report containing, with respect to such Calendar Quarter and for the then-current Calendar Year through the end of such Calendar Quarter, an accounting on a country-by-country basis of gross sales, Net Sales of ZenRx, its Affiliates and sublicensees, and Royalties payable in accordance with Section 4.2(a) for such Calendar Quarter, with a breakdown of all deductions taken in any such calculations, in accordance with the definition of “Net Sales”. Any conversion to United States Dollars shall be calculated in accordance with Section 4.4(c). In the event of any royalty reduction during any Calendar Quarter due to Generic Competition in any country in the Territory, the report for such Calendar Quarter shall also show the basis for the determination of such Generic Competition. Royalties shown to have accrued by each report shall be due and payable on the date such report is due.

(b) Following the expiration of all Royalties payable to Kinex on any Licensed Product in a country, ZenRx shall continue to furnish Kinex a written report on a country-by-country basis for the next four Calendar Quarters following expiration of all royalties and payments with respect to such Licensed Product, and shall state the basis for Net Sales then being free of royalty obligations hereunder. ZenRx shall thereafter have no further obligation to include in a report the Net Sales of such Licensed Product in such country for purposes of the royalty calculation for any Calendar Quarter. This obligation shall survive the termination or expiration of this Agreement in any country.

(c) Each Party shall keep and shall require its Affiliates and sublicensees to keep complete and accurate records in sufficient detail to permit accurate determination of all amounts necessary for calculation and verification of all payment obligations set forth in this Article 4 for a period of 36 months from the end of the relevant Calendar Quarter.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

4.4 General Payment Provisions.

(a) Payment Method. All payments under this Agreement shall be made in United States Dollars by bank wire transfer in immediately available funds to an account designated by Kinex.

(b) Withholding Taxes. With respect to the milestone fees, ZenRx shall appoint, with Kinex approval, an agent, or ZenRx will act as the tax agent of Kinex and make all required withholding or other tax payments to, and file all appropriate tax form with, the taxing authority(ies) in the Territory at the expense and on behalf of Kinex.

With respect to all other payments under this Agreement, the payor may deduct the amount of any taxes imposed on receiving payee which are required to be withheld or collected by payor, its Affiliates or sublicensees under the laws, rules or regulations of any country on amounts owing hereunder. Any such taxes required to be withheld or collected shall be an expense of payee.

Payee shall provide payor any tax forms that may be reasonably necessary in order for payor to not withhold tax or to withhold tax at a reduced rate and payor shall apply the reduced rate of withholding, or dispense with withholding, as the case may be. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable laws, of withholding taxes, value added taxes, and similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. To the extent the payor, its Affiliates or sublicensees pays such withholding taxes to the appropriate governmental authority on behalf of payee, payor shall promptly deliver to payee proof of payment of such taxes.

(c) Currency Exchange. For purposes of computing royalties on Net Sales in any country outside the United States, the Net Sales shall be converted to United States Dollars using the year-to-date average rate of exchange for United States Dollars used by ZenRx for its internal financial accounting purposes; provided, however, that if for any reason conversion into United States Dollars

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

cannot be made in a country in the Territory, then notwithstanding the provisions of Section 4.4(a), payment may be made in the currency of such country by deposit in the name of Kinex in a bank account designated by Kinex in such country.

(d) Except as otherwise defined herein, all financial calculations by either Party under this Agreement shall be calculated in accordance with IFRS. In addition, all calculations shall give pro rata effect to and shall proportionally adjust (by giving effect to the number of applicable days in such Calendar Quarter) (i) for any Calendar Quarter that is shorter than a standard Calendar Quarter or any Calendar Year that is shorter than four consecutive full Calendar Quarters, or (ii) as a result of a determination, in accordance with the terms of this Agreement, that the first or last day of such Calendar Quarter (including as a result of termination of this Agreement) shall be deemed other than the actual first or last day of such Calendar Quarter, or that the first or last day of such Calendar Year shall be deemed other than the actual first or last day of such Calendar Year.

4.5 Audits. Upon the written request of Kinex, ZenRx shall permit an independent certified public accounting firm of recognized standing, selected by Kinex and reasonably acceptable to ZenRx (provided that such accounting firm shall not be retained or compensated on a contingency basis and shall have entered into a confidentiality agreement with ZenRx in form and substance reasonably satisfactory to ZenRx), to have access not more than once in any Calendar Year, during normal business hours, to such of the records of ZenRx as may be reasonably necessary to verify the accuracy of the reports under Section 4.3 hereof for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Kinex whether the reports are correct or incorrect, the specific details concerning any discrepancies (including the accuracy of the calculation of Net Sales and the resulting effect of such calculations on the amounts payable by ZenRx under this Agreement) and such other information that should properly be contained in a report required under this Agreement (the “Audit Report”)

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(a) If such accounting firm concludes that additional amounts were owed during such year, and ZenRx agrees with such conclusion, then the ZenRx shall pay the additional payments, together with interest at the Prime Rate on the amount of such additional payments, within thirty (30) days of the date Kinex delivers the Audit Report to ZenRx. If such accounting firm concludes that amounts were overpaid by ZenRx during such period, Kinex shall repay ZenRx the amount of such overpayment, together with interest at the Prime Rate on the amount of such overpayment, within thirty (30) days of the date Kinex delivers the Audit Report to ZenRx. The fees charged by such accounting firm shall be paid by Kinex; provided, however, that if an error in favor of Kinex of more than five percent (5%) of the payments due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by ZenRx.

(b) Upon the expiration of twenty-four (24) months following the end of any year for which ZenRx or Kinex has made payment in full of amounts payable with respect to such year, and in the absence of negligence or willful misconduct of ZenRx or Kinex or a contrary finding by an accounting firm pursuant to Section 4.5(a), such calculation shall be binding and conclusive upon ZenRx or Kinex, and ZenRx or Kinex, as applicable, shall be released from any liability or accountability with respect to royalties or other payments for such year.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 General Representations. Each Party hereby represents and warrants to the other Party as follows:

(a) Such Party is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement;

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(b) The execution, delivery and performance by such Party of this Agreement has been duly authorized by all necessary corporate action and do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws; or (ii) conflict with or constitute a default under any other agreement to which such Party is a party;

(c) This Agreement has been duly executed and is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law;

(d) Such Party is not under any obligation to any person or entity, contractual or otherwise, that is in conflict with the terms of this Agreement, nor shall such Party undertake any such obligation during the Agreement Term;

(e) Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement, and to otherwise perform such Party’s obligations under this Agreement;

(f) Each party warrants that no other agreement it has entered into with a third party will affect the other party’s right under this agreement; and

(g) Such Party shall perform its obligations hereunder in accordance with all applicable Laws.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

5.2 Additional Representations and Warranties of Kinex. Kinex represents and warrants to ZenRx that:

(a) As of the Effective Date in the Territory, (i) there is no Third Party infringement of any of the Kinex Intellectual Property; and (ii) the Kinex Intellectual Property is in full force where filed; and (iii) the Kinex Patent Rights where filed are not subject to any pending or threatened re-examination, re-issue, opposition, interference, challenge, litigation proceeding or other claim.

(b) As of the Effective Date in the Territory, (i) Kinex has the right to use and disclose and to enable ZenRx to use and disclose (in each case under appropriate conditions of confidentiality) the Kinex Know-How; and (ii) the Kinex Intellectual Property is not subject to any encumbrance, lien, license or claim of ownership by any Third Party that would conflict with the terms of this Agreement.

(c) At no time during the Agreement Term shall Kinex assign, transfer, encumber or grant rights in or with respect to the Kinex Intellectual Property inconsistent with the rights granted to ZenRx under this Agreement.

5.3 Additional Representations and Warranties of ZenRx. ZenRx represents and warrants to Kinex that:

(a) At no time during the Agreement Term shall ZenRx assign, transfer, encumber or grant rights in or with respect to the ZenRx Intellectual Property inconsistent with the rights granted to Kinex under this Agreement.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 6

PATENT MATTERS

6.1 Ownership of Inventions.

(a) Except as otherwise provided in and subject to the terms of this Agreement, as between the Parties:

(i) Kinex shall have and retain all right, title and interest in or Control over, as applicable, all Intellectual Property (and Patent Rights arising thereunder) (i) existing, owned or Controlled by it on the Effective Date, subject to the licenses and other rights for the specified Territory granted to ZenRx under this Agreement both within and outside the Territory and (ii) which is discovered, made, first conceived, reduced to practice or generated under this Agreement both within and outside the Territory as a result of Development or otherwise during the Agreement Term solely by Kinex employees, agents, or other persons acting under or pursuant to its authority.

(ii) ZenRx shall have and retain all right, title and interest in or Control over all Intellectual Property (and Patent Rights arising thereunder) which is discovered, made, first conceived, reduced to practice or generated under this Agreement within the Territory as a result of Development or otherwise during the Agreement Term, solely by ZenRx’s employees, agents, or other persons acting under or pursuant to its authority.

(iii) Kinex and ZenRx shall jointly own all right, title and interest in or Control over all Intellectual Property (and Patent Rights arising thereunder) which is discovered, made, first conceived, reduced to practice or generated under this Agreement both within and outside the Territory as a result of Development or otherwise during the Agreement Term jointly by Kinex and ZenRx employees, agents, or other persons acting under or pursuant to their authority (“Jointly Owned Intellectual Property”). For the avoidance of doubt, the right, title and interest of a Party in, or control of, the Jointly Owned Intellectual Property shall survive the termination and expiration of this Agreement.

(iv) The Parties acknowledge that the rights of Kinex under this Article VI may vest in Hanmi under the terms and conditions of the Hanmi License.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(b) Employees and Agents. Each of Kinex and ZenRx shall require all of its and its Affiliates’ employees to assign all inventions and corresponding patent applications that are discovered, made, first conceived, reduced to practice or generated by such employees during the Agreement Term to Kinex and/or ZenRx according to the ownership principles described in Section 6.1(a) and subject to the laws of the country of employment. Each Party shall use Commercially Reasonable Efforts to require any Third Parties working on any Development under the Agreement or who receive materials relating to a Licensed Product or Know-How from a Party, to assign or grant a sublicenseable exclusive license on a fully paid-up, royalty-free basis to all inventions and corresponding Patent Rights that are developed, made or conceived by such Third Parties during the Agreement Term to Kinex and/or ZenRx according to the ownership principles described in Section 6.1(a).

6.2 Maintenance and Prosecution.

(a) Kinex Patent Rights. Kinex shall have the obligation to file, prosecute and maintain the Kinex Patent Rights contained in Schedule 1.2 to this Agreement in Kinex’s name, by retaining patent counsel selected by Kinex and shall be responsible for the payment of all costs and fees relating to patent prosecution and maintenance. Kinex shall have the first right to file, prosecute and maintain any further Kinex Patent Rights in Kinex’s name, by retaining patent counsel selected by Kinex and shall be responsible for the payment of all costs and fees relating to patent prosecution and maintenance. Kinex agrees to keep ZenRx informed of the course of patent prosecution, application or

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

other proceedings and to furnish ZenRx, per its request, with copies of office actions received by Kinex from any Regulatory Authority within the Territory concerning Kinex Patent Rights. Kinex shall also have the first right to file, prosecute and maintain all Jointly Owned Intellectual Property in all countries outside the Territory. ZenRx may request that Kinex make additional patent application filings within the Territory for the Kinex Intellectual Property. If Kinex elects not to make such filings within a period of thirty (30) days from the date of such request, ZenRx shall have the right to make the filing and prosecute the application in the name of and as agent for Kinex. In such event, ZenRx shall be responsible for the payment of all costs and fees relating to patent filing, prosecution and maintenance.

(b) ZenRx Patent Rights. ZenRx shall have the sole right to file, prosecute and maintain the ZenRx Patent Rights in ZenRx’s name, by retaining patent counsel selected by ZenRx and shall be responsible for the payment of all costs and fees relating to patent prosecution and maintenance. ZenRx agrees to keep Kinex informed of the course of patent prosecution, application or other proceedings and to furnish Kinex, per its request, with copies of office actions received by ZenRx from any Regulatory Authority outside the Territory concerning ZenRx Patent Rights. ZenRx shall also have the first right to file, prosecute and maintain all Jointly Owned Intellectual Property in all countries in the Territory. ZenRx hereby grants a right of first refusal to Kinex for any ZenRx Patent Rights for which ZenRx intends to grant any right or license outside the Territory. ZenRx shall provide Kinex with written notice of the terms on which ZenRx proposes to license such ZenRx Patent Rights outside the Territory, and Kinex shall have ninety (90) days from the date of receipt of such written notice to send a written reply to ZenRx indicating its desire to license such ZenRx Patent Rights on the terms contained in ZenRx’s written notice. If Kinex does not respond within the ninety (90) days, ZenRx shall be free to license such ZenRx Patent Rights to third parties outside the Territory on the terms and conditions contained in the written notice sent to Kinex.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(c) The responsible Party under this Section 6.2 shall solicit the other Party’s review of the nature and text of any patent applications within the Territory and important prosecution matters related thereto in reasonably sufficient time prior to the filing thereof, and the responsible Party shall take into account the other Party’s reasonable comments related thereto. Each Party shall execute all documents and take all actions as are reasonably requested by the other Party with respect to any filings and registrations.

6.3 Third Party Infringement.

(a) Each Party shall promptly give the other Party notice of any actual or suspected infringement by a Third Party in the Territory of any patent included in the Kinex Patent Rights relating to the Licensed Products or Jointly Owned Intellectual Property (collectively, the “Parties’ Patent Rights”), which comes to such Party’s attention. In addition, ZenRx shall give Kinex notice of any actual or suspected infringement which comes to its attention by a Third Party outside the Territory of any patent included in the Kinex Patent Rights relating to the Licensed Products or the Jointly Owned Intellectual Property. The Parties shall thereafter consult and cooperate to determine a course of action, including the commencement of legal action.

(b) Kinex shall have the first right to initiate and prosecute such legal action in the Territory at its own expense and in the name of Kinex and/or ZenRx, or to control the defense of any declaratory judgment action in the Territory relating to the Parties’ Patent Rights, and Kinex shall provide ZenRx with reasonable notice of any such action it commences and keep ZenRx reasonably informed of any significant developments in such action. ZenRx shall render all assistance reasonably requested in connection with any action taken by Kinex or to prevent such infringement. Any costs incurred by ZenRx shall be reimbursed by Kinex if approved in advance in writing. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall be under the control of Kinex; provided that Kinex shall not settle any such claim or proceeding in a manner that adversely affects ZenRx’s rights under this Agreement or which results in any monetary payment by or financial loss to ZenRx, without ZenRx’s prior written consent, which consent shall not be unreasonably withheld.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(c) If Kinex elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in Section 6.3(b) within sixty (60) days after having become aware of such potential infringement, then ZenRx may elect, which election shall be subject to the prior written consent of Kinex to take such action that is reasonably necessary and appropriate to terminate or prevent such infringement, including instituting an infringement proceeding, provided, however, that ZenRx shall not enter into any settlement or compromise of any claim relating to the Parties’ Patent Rights licensed hereunder or which results in any material monetary payment by or financial loss to Kinex, without Kinex’s prior written consent, which consent shall not be unreasonably withheld.

(d) Kinex shall have the sole right to initiate and prosecute any legal action outside the Territory with respect to the Kinex Patent Rights relating to the Licensed Products, or the Jointly Owned Intellectual Property at its own expense and in the name of Kinex and/or ZenRx, or to control the defense of any declaratory judgment action outside the Territory relating to such Patent Rights. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Kinex.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(e) For any legal action or defense contemplated by this Section 6.3, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request. Any recovery or award obtained by either Party as a result of any such action or settlement shall be shared as follows:

(i) the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

(ii) the other Party then shall, to the extent possible, recover its reasonably documented costs and expenses (including reasonable outside attorneys’ fees) incurred in connection with the action; and

(iii) regardless of the Party initiating the action, each Party shall be entitle to fifty percent (50%) of the remaining recovery amount attributable to the Territory.

6.4 Third Party Intellectual Property.

(a) In the event that a Party becomes aware of any claim that the practice by either Party of Know-How or Patent Rights or manufacture, import, use or sale of any Licensed Product hereunder infringes the intellectual property rights of any Third Party in the Territory, such Party shall promptly notify the other Party. The Parties shall thereafter discuss the situation, and to the extent reasonably necessary, attempt to agree on a course of action.

(b) If within ten (10) Business Days the Parties fail to agree upon an appropriate course of action in the Territory, ZenRx shall have the first right, but not the obligation, to defend any action in the Territory related to the intellectual property rights of any Third Party or to initiate and prosecute legal action in the Territory related to the intellectual property rights of any Third Party in the name of ZenRx and/or Kinex. ZenRx shall keep Kinex reasonably informed as to the progress of any such action. Kinex shall render, all assistance reasonably requested in connection with any action taken by ZenRx. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of ZenRx; provided that ZenRx shall not settle any such claim or proceeding in a manner that materially adversely affects Kinex’s rights under this

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Agreement or which results in any material monetary payment by or financial loss to Kinex, without Kinex’s written consent, which consent shall not be unreasonably withheld. Kinex shall pay for all costs and expenses incurred by ZenRx in such defense. In addition, Kinex shall pay all damages awarded or settlement payments made (including future royalty or similar payments) to such Third Party.

(c) If ZenRx elects not to defend an infringement action in any country in the Territory as provided in Section 6.4(b), and Kinex elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any infringement action defended, shall be borne solely by Kinex, provided, however, that Kinex shall not enter into any settlement or compromise of any claim which results in any financial loss to ZenRx without the prior written consent of ZenRx, which consent shall not be unreasonably withheld, and Kinex shall pay all damages awarded or settlement payments made (including future royalty or similar payments) to such Third Party. For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request and all costs incurred in relation to such action shall be borne solely by Kinex.

(d) Kinex shall have the sole right, but not the obligation to defend any action related to the intellectual property rights outside the Territory of any Third Party or to initiate and prosecute legal action outside the Territory related to the intellectual property rights of any Third Party in the name of ZenRx and/or Kinex. ZenRx shall render, at Kinex’s expense, all assistance reasonably requested in connection with any action taken by Kinex. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Kinex.

(e) If ZenRx has reasonable grounds to believe that the marketing or sale of any Licensed Product hereunder infringes the intellectual property rights of any Third Party in the Territory,

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

ZenRx may refrain from any further marketing or sale of the Licensed Product which is the basis of such reasonable belief. ZenRx shall notify Kinex of its intent prior to the discontinuation of any such marketing or sale efforts. If ZenRx fails to commence marketing the Licensed Product within a period of one year after termination of its marketing efforts, ZenRx shall have materially defaulted in the performance of a material obligations hereunder and this Agreement shall be subject to termination by Kinex under Section 8.2(c) unless such failure to commence marketing is (i) pursuant to an effective order of a Regulatory Authority or court of competent jurisdiction or (ii) by mutual agreement of the Parties.

6.5 Patent Term Extensions. The Parties shall cooperate with each other in obtaining patent term extensions or restorations or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by ZenRx. Elections with respect to obtaining such extension or supplemental protection certificates shall be made in the same manner and with the same relative priorities between the Parties as is applicable to the prosecution and maintenance of Patent Rights pursuant to Section 6.2.

6.6 Patent Marking. ZenRx shall mark, and shall require its Affiliates and sublicensees to mark, all Licensed Products sold or distributed pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of manufacture and/or sale thereof.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 7

CONFIDENTIALITY AND PUBLICITY

7.1 Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the term of this Agreement and for a period often (10) years thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by records;

(b) is or becomes properly in the public domain or knowledge without breach by either Party;

(c) is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d) is developed by the receiving Party independently of Proprietary Information received from the disclosing Party, as documented by contemporary written records.

7.2 Permitted Disclosure of Proprietary Information. Notwithstanding Section 7.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a) to governmental or other regulatory agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct Clinical Studies or to market Licensed Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations and in accordance with the terms of this Agreement or as otherwise requested by the Regulatory Authorities;

(b) by either Party to its agents, consultants, shareholders, sublicensees or Affiliates on the condition that such entities agree to be bound by confidentiality obligations consistent with this Agreement; or

(c) if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(d) Certain Disclosures. Except as set forth in this Agreement or as required by law, neither Party shall make any press release or other public announcement or other public disclosure to a Third Party concerning the existence of or terms of this Agreement, the subject matter of this Agreement or the activities contemplated hereunder, without the prior written consent of the other Party, which consent shall include agreement upon the nature and text of such release, announcement or other disclosure and shall not be unreasonably withheld or delayed. Each Party agrees to provide to the other Party a copy of any such press release or other public announcement or disclosure as soon as reasonably practicable under the circumstances prior to its scheduled release. Each Party shall have the right to expeditiously (but in any event within forty-eight (48) hours) review and recommend changes to any such press release or other public announcement or disclosure; provided, however, that such right of review and recommendation shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material developments relating to Licensed Product since the date of the previous disclosure; provided, further, that each Party shall provide to the other Party reasonable advance notice of any such subsequent disclosure. Without limiting the generality of any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in accordance with the rules and regulations of the SEC, other governmental authority, or securities exchange and may use this Agreement as an exhibit to any filing with the SEC, other governmental authority, or securities exchange, and may distribute any such filing in the ordinary course of its business, provided, further, that to the maximum extent allowable by the rules and regulations of the SEC, other governmental authority, or securities exchange, and except as required by applicable Laws, Kinex and ZenRx shall seek to redact any confidential information set forth in such filings, and each Party shall provide a draft of the redacted version of this Agreement to the other Party no less than five (5) Business Days prior to filing with the SEC, other governmental authority, or securities exchange, and give reasonable consideration to the other Party’s comments regarding any proposed redaction.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

7.3 Publications. ZenRx shall not submit for written or oral publication any manuscript, abstract or the like relating to the Compound or Licensed Products, without the prior approval or written request of Kinex. If ZenRx desires to submit such publication, it shall first deliver to Kinex, for Kinex’s prior written consent, the proposed publication or an outline of the oral disclosure at least sixty (60) days prior to planned submission or presentation.

7.4 Publicity. Except as otherwise provided in this Agreement or required by law or regulation, no Party will originate any news release or other public announcement, written or oral, whether in the public press, stockholders’ reports or otherwise, relating to this Agreement or to any sublicense under this Agreement, or to the performance under this Agreement or under any sublicense under this Agreement, without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed; provided that the foregoing shall not restrict disclosures made in connection with any filing of information or materials with a stock exchange or the U.S. Securities and Exchange Commission or any stockholders’ letter to private investors.

ARTICLE 8

TERM AND TERMINATION

8.1 Term and Expiration. This Agreement shall be binding on the Parties as of the Effective Date. Thereafter, unless terminated earlier pursuant to Section 8.2 below, this Agreement shall extend for a period which may expire on a country by country basis upon the earliest to occur of either (i) the expiration of the Kinex Patent Rights or (ii) invalidation of the Kinex Patent Rights(the “Agreement Term”). Notwithstanding the foregoing, after the occurrence of (i) or (ii) above, the Agreement Term shall automatically be extended for consecutive one (1) year periods subject to the same terms and conditions set forth herein (unless agreed otherwise) unless either Party gives written notice of its intention not to extend the Agreement Term: (i) at least ninety (90) days prior to the expiration date of the Kinex Patent Rights; or (ii) as soon as practically possible in the case of an invalidation claim; and (iii) thereafter, at least ninety (90) days prior to the then current annual expiration date of the Agreement.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

8.2 Early Termination of Agreement Term.

(a) This Agreement may be terminated upon mutual agreement of the Parties.

(b) Termination by ZenRx.

ZenRx may terminate this Agreement in its sole discretion upon not less than three (3) months prior written notice of termination provided any time after the Effective Date (provided, however, that no such termination shall be effective until the completion of any then Ongoing Clinical Studies). In addition, if any milestone event is met ZenRx prior to the termination date, ZenRx will also be responsible for the milestone payment.

(c) Termination by Either Party.

Either Party may, without prejudice to any other remedies available to it under this Agreement or at law or in equity, terminate this Agreement prior to expiration of the Agreement Term in the event that the other Party (as used in this subsection, the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and has not cured such breach within (i) thirty (30) days after notice of such breach is provided to the Breaching Party in case the breach is a non-payment of any amount due under this Agreement that is not being disputed in good faith (which shall be deemed a material breach of a material obligation) and (ii) sixty (60) days after notice of such breach is provided to the Breaching Party for other cases of breach (or, if such default cannot be cured within such 60-day period, if the Breaching Party does not commence and diligently continue actions to cure such default during such 60-day period). The termination shall become effective at the end of the (i) 30-day period in case the breach is a non-payment of any amount due under this Agreement that is not being disputed in good faith if the Breaching Party has not cured such breach by such date, or (ii) for

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

other cases of breach, 60-day period unless (a) the Breaching Party cures such breach during such 60-day period, or (b) if such breach is not susceptible to cure within such 60-day period, the Breaching Party has commenced and is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may not be terminated unless the Breaching Party fails to use its best commercially reasonable efforts to prevent a similar subsequent breach). The right of either Kinex or ZenRx to terminate this Agreement as provided in this Section 8.2(c) shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous breach or default.

8.3 Effect of Expiration or Termination; Survival.

(a) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including all accrued payment obligations arising under Article 4 hereof. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article 3.2(f), 4.2(b), 7 and 9 shall survive the expiration or termination of this Agreement and shall continue in effect after the date of expiration or termination for the longer of (i) five (5) years after the last sale of Licensed Product in the Territory, or (ii) the respective periods specified therein. In addition, any other provisions required interpreting and enforcing the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

(b) Payments of amounts owing to Kinex under this Agreement as of its expiration or termination shall be due and payable either (i) to the extent such amounts can be calculated and a fixed sum determined at the time of expiration or termination of this Agreement, thirty (30) days after the date

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

of such expiration or termination, or (ii) to the extent such amounts cannot be calculated and a fixed sum determined at the time of expiration or termination of this Agreement, thirty (30) days after the date at which such amounts can be calculated and a fixed sum determined.

(c) Subject to the payment of all amounts required hereunder, ZenRx and its Affiliates shall have the right to sell or otherwise dispose of the stock of any Licensed Product subject to this Agreement on hand or in process of manufacture as of the expiration or termination of this Agreement. Within thirty (30) days after the effective date of termination or expiration of this Agreement, ZenRx shall notify Kinex of the amount of Licensed Product ZenRx, its Affiliates and sublicensees then have on hand or in the process of manufacture and shall have the right to sell in the Territory (except with respect to any country in the Territory in which Licensed Product has been withdrawn or there is no Regulatory Approval), its remaining stock of Licensed Product for a period ending upon the earlier of: (i) ZenRx’s, its Affiliates’ and sublicensees’ sale of all such remaining Licensed Product, or (ii) six (6) months after such termination or expiration, and terms and conditions of this Agreement shall apply to such Licensed Product so sold. Kinex hereby grants a non-exclusive license under the Kinex Intellectual Property to ZenRx solely to sell such Licensed Product in the Territory, subject to payment of all related amounts due under this Agreement. Any remaining quantities of Licensed Product not sold during this period shall, at Kinex’s election, either be destroyed by ZenRx at ZenRx’s cost or sold to Kinex at ZenRx’s procurement cost for such Licensed Product.

(d) Upon the termination or expiration of this Agreement, the following shall also be applicable: (i) at Kinex’s request, ZenRx shall promptly transfer and return to Kinex copies of all Data, reports, records and materials in ZenRx’s possession or control that relate to Compound or Licensed Products and return to Kinex all relevant records and materials in ZenRx’s possession or control containing Proprietary Information of Kinex (provided that ZenRx may keep one copy of such Proprietary Information of Kinex for archival purposes only); (ii) Kinex has the first right of purchase (at cost) of all

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

right, title and interest in and Control over all Intellectual Property owned and Controlled of ZenRx and arising from inventions during the Agreement Term as described in Section 6.1(a) (ii) of this Agreement, (iii) Kinex has the first right of purchase (at cost) of any and all INDs, Regulatory Approvals, Drug Approval Applications and any other regulatory filings or submissions made or filed for Licensed Product by ZenRx or its designees; and (iv) Kinex shall promptly return to ZenRx all relevant records and materials in Kinex’s possession or control containing Proprietary Information of ZenRx (provided that Kinex may keep one copy of such Proprietary Information of ZenRx for archival purposes only).

ARTICLE 9

INDEMNIFICATION AND INSURANCE

9.1 Indemnity. For purposes of this Article 9, “Kinex Indemnified Parties” refers to Kinex, its Affiliates and the officers, directors, employees, shareholders, agents and successors and assigns of Kinex and its Affiliates, and “ZenRx Indemnified Parties” refers to ZenRx, its Affiliates and officers, directors, employees, shareholders, agents and successors and assigns of ZenRx and its Affiliates.

9.2 ZenRx Indemnification. ZenRx shall defend the Kinex Indemnified Parties from and against all Third Party suits, claims, actions, demands, complaints, lawsuits or other proceedings (collectively, “Claims”) and shall indemnify and hold harmless to the fullest extent permitted by law the Kinex Indemnified Parties from and against any and all Losses, if such Claims or Losses arise out of or are attributable to, (i) ZenRx’s negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; or (ii) a material breach by ZenRx of any of its obligations, representations, warranties or covenants under this Agreement; provided, however, that ZenRx shall not be obligated under this Section 9.2, to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Claim that the Claim arose out of the negligence or wrongdoing on the part of Kinex.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

9.3 Kinex Indemnification. Kinex shall defend the ZenRx Indemnified Parties from and against all Claims and shall indemnify and hold harmless to the fullest extent permitted by law the ZenRx Indemnified Parties from and against any and all Losses in the Territory, if such Claims or Losses arise solely out of, (i) Kinex’s negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; or (ii) a material breach by Kinex of any of its obligations, representations, warranties or covenants under this Agreement; provided, however, that Kinex shall not be obligated under this Section 9.3, to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Claim that the Claim arose out of the negligence or wrongdoing on the part of ZenRx.

9.4 Indemnification Procedure.

(a) Each Party shall promptly notify the other Party in writing of any Claim. Concurrent with the provision of notice pursuant to this Section 9.4(a), the Indemnified Party shall provide to the other Party copies of any complaint, summons, subpoena or other court filings or correspondence related to such Claim and will give such other information with respect thereto as the other Party shall reasonably request. The Indemnifying Party and Indemnified Party shall meet to discuss how to respond to such Claim. Failure to provide prompt notice shall not relieve any Party of the duty to defend or indemnify unless such failure materially prejudices the defense of any matter. Each Party agrees that it will take reasonable steps to minimize the burdens of the litigation on witnesses and on the ongoing business of the Indemnified Parties including making reasonable accommodations to witnesses’ schedules when possible and seeking appropriate protective orders limiting the duration and/or location of depositions.

(b) Should either Party dispute that any Claim or portion of a Claim (“Disputed Claim”) of which it receives notice pursuant to Section 9.4(a), is an indemnified Claim, it shall so notify the other Party providing written notice in sufficient time to permit such other Party to retain counsel and

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

timely appear, answer and/or move in any such action. In such event, such other Party shall defend against such Claim; provided, however, that such other Party shall not settle any Claim which it contends is an indemnified Claim without providing the Indemnifying Party ten (10) Business Days’ notice prior to any such settlement and an opportunity to assume the defense and indemnification of such Claim pursuant to this Agreement. If it is determined that a Disputed Claim is subject to indemnification, the Indemnifying Party will reimburse the costs and expenses, including reasonable attorneys’ fees, of the Indemnified Party.

9.5 Settlement of Indemnified Claims. The Indemnifying Party under Sections 9.2 or 9.3, as applicable, shall have the sole authority to settle any Indemnified Claim without the consent of the other Party, provided, however, that an Indemnifying Party shall not, without the written consent of the other Party, as part of any settlement or compromise (i) admit to liability on the part of the other Party; (ii) agree to an injunction against the other Party; or (iii) settle any matter in a manner that separately apportions fault to the other Party. The Parties further agree that as part of the settlement of any Indemnified Claim, an Indemnifying Party shall obtain a full, complete and unconditional release from the claimant on behalf of the Indemnified Parties.

9.6 Insurance.

(a) Kinex shall obtain and shall maintain, at its cost, commencing as of the Effective Date, commercial general liability insurance (including coverage for No Fault Insurance for Clinical Trails, product liability, contractual liability, bodily injury, property damage and personal injury) on behalf, and insuring the activities, of both Kinex and ZenRx relating to this Agreement with minimum limits of $5,000,000 per occurrence or, in case of Clinical Studies, $5,000,000 per occurrence during the period when such Clinical Studies are being conducted (the “Insurance”).

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(b) Such Insurance shall insure against all liability arising out of the manufacture, use, sale, distribution, or marketing of Licensed Product in and for the Territory.

(c) Except as expressly stated herein, a Party’s liability to the other is in no way limited to the extent of the Party’s insurance coverage.

(d) The Insurance shall be primary to any other insurance maintained by each Party and each Party hereby waives any claim or demand as to participation in any such other insurance.

(e) The Insurance shall be valid in any location worldwide regarding the activities performed by each Party hereunder (including worldwide jurisdictions) for any destination or lawsuit which will be served against the other Party.

9.7 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. THE FOREGOING SENTENCE SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER THIS ARTICLE

ARTICLE 10

MISCELLANEOUS

10.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

from events beyond the reasonable control of a Party, including fire, flood, earthquake, explosion, storm, blockage, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, failure of public utilities or common carriers, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

10.2 Assignment. The Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets or in the event of a merger, consolidation, change in control or similar corporate transaction or by Kinex to Hanmi Pharmaceuticals Ltd., without such consent; provided further, that such assignment shall not relieve the Party of its responsibilities for performance of its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

10.3 Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. In such event, the Parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

10.4 Notices.

(a) Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement (but not including any notice required by this Agreement) shall be in writing and delivered by hand, sent by email, or by overnight express mail (e.g., FedEx) to any one (1) representative designated by the Party which is to receive such written communication.

(b) Extraordinary notices and communications (including but not limited to notices of termination, force majeure, material breach, change of address, or any other notices required by this Agreement) shall be in writing and shall be deemed to have been given when delivered in person, or sent by overnight courier service (e.g., FedEx), postage prepaid, or by facsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx), or sent by prepaid certified or registered air mail, return receipt requested, to the following addresses of the Parties (or to such other address or addresses as may be specified from time to time in a written notice), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties:

if to Kinex to:

KINEX PHARMACEUTICALS, INC.

701 Ellicott Street

Buffalo, New York 14203USA

Attention: Chief Executive Officer

Fax No.: 716-849-6651

if to ZenRx to:

ZENRX

156 Frederick Street, PO Box 1777

Dunedin 9054, NEW ZEALAND

Attention: Managing Director

Fax No.: (64) 34779 605

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered, and on the third Business Day following the date of mailing if sent by registered or certified mail.

10.5 Specific Performance. Each of the Parties acknowledges and agrees that the other Party may suffer irreparable and continuing damage for which there is no adequate remedy at law in the event of a breach or threatened breach of this Agreement. Accordingly, and notwithstanding anything herein to the contrary, each of the Parties agrees that the other Party shall be entitled to seek injunctive relief to prevent breaches of the provisions of this Agreement, and/or to enforce specifically this Agreement and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such injunctive relief shall be in addition to any other remedies to which such Party may be entitled, at law or in equity.

10.6 Further Assurances. Each of the Parties shall take such further actions as shall be necessary or desirable in order to effectuate the respective rights and obligations hereunder.

10.7 Applicable Law, Venue and Dispute Resolution. This Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply in any action, suit or proceeding arising out of or relating to this Agreement. Except as provide in Section 10.5, with regard to actions of specific performance, all disputes which arise in connection with this Agreement and its

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

interpretation shall be settled amicably between the Parties. If the dispute cannot be settled in an amicable manner, it will be settled by arbitration to be held in Los Angeles, California USA in conformity with commercial arbitration rules of the American Arbitration Association. The award rendered by arbitration shall be final and binding upon the Parties hereto. All arbitration proceedings shall be conducted in the English language.

10.8 Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire understanding of the Parties with respect to the subject matter. All express or implied agreements and understandings, either oral or written, heretofore made, including any offering letters, letters of intent, or term sheets, are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

10.9 Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

10.10 Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

10.11 Headings; References. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof. Any reference in this Agreement to an Article, Exhibit, Schedule or Section shall, unless otherwise specifically provided, be to an Article, Exhibit, Schedule or Section of this Agreement. The words “including”, “includes” and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to.” “Hereunder” and “hereto” means under or pursuant to any provision of this Agreement.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

10.12 Interpretation. Both Parties have had the opportunity to have this Agreement reviewed by an attorney; therefore, neither this Agreement nor any provision hereof shall be construed against the drafter of this Agreement.

10.13 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to the Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of the Agreement shall have the same effect as physical delivery of the paper document bearing an original signature.

10.14 No Third Party Beneficiaries. Except as specifically set forth herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

KINEX PHARMACEUTICALS, INC.

By:
Name:	Johnson YN Lau, MD
Title:	Chief Executive Officer

ZENRX LIMITED

By:
Name:	Cheung-Tak Hung, PhD
Title:	Managing Director

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE 1.1         DIAGRAM OF COMPOUND

SCHEDULE 1.2         KINEX PATENT RIGHTS

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE 1.1

DIAGRAM OF COMPOUND

HM30181A

***

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE 1.2

PATENT RIGHTS

Country	Status	Patent No.	Grant Date	Expiry Date

***	***	***	***	***

***	***	***	***	***

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.